Exibit 99.1

Advanced Voice Recognition Systems, Inc. Files Infringement Complaint Against Apple, Inc.

SCOTTSDALE, AZ – July 10, 2018-- Advanced Voice Recognition Systems, Inc. (“AVRS”) (OTC: AVOI) announced today that it has filed a lawsuit in the United States District Court-Northern District for Arizona against Apple, Inc. (“Apple”) for infringement of U.S. Patent No. 7,558,730 entitled “Speech Recognition and Transcription Among Users Having Heterogeneous Protocols” (the “‘730 Patent”).  The ‘730 Patent is the first of AVRS’ family of patents in the field of speech recognition and transcription

The complaint asserts that Apple’s Siri, a voice-activated intelligent assistant which provides, among other things, voice recognition and natural language understanding solutions, and which is included in many Apple products such as the iPhone, iPad, Mac, Apple Watch, the Apple HomePod and the iOS, macOS, watchOS and tvOS operating systems, infringes the ‘730 Patent.   The complaint alleges that Apple has been aware of the ‘730 Patent since at least 2013 and has been willfully infringing the patent since then.  The lawsuit seeks reasonable royalty damages for Apple’s alleged unauthorized use of the ‘730 Patent and enhanced damages for its alleged infringement of the patent.

President and CEO of AVRS, Walter Geldenhuys, stated, “We believe our patents are among the most valuable of our assets and we intend to vigorously enforce our rights.”  Geldenhuys commented that “AVRS offered Apple a license to the ‘730 Patent but Apple refused to take one and we felt that this left us no choice but to file a lawsuit.”

About Advanced Voice Recognition Systems, Inc.

The Company is a software development company with patented technology specializing in interface and application speech recognition technology. For more information please visit www.avrsys.com.

FORWARD-LOOKING STATEMENTS

This news release and the Company’s web site referenced in this news release contain "forward looking statements" within the meaning of the federal securities laws regarding the future plans and expected performance of AVRS that are based on assumptions that AVRS considers reasonable. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including without limitation, the unpredictability of litigation and other contested actions, the availability of financing, general economic conditions and factors that are beyond the control of AVRS. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. AVRS undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect any change in the expectations of AVRS with respect to these forward-looking statements.

Contact:

Mr. Walter Geldenhuys

President, CEO & CFO

480 704-4183